Exhibit 99.1

Tianli Agritech, Inc. Reports Third Quarter 2013 Results

WUHAN CITY, China, Nov. 13, 2013 /PRNewswire/ -- Tianli Agritech, Inc. (NASDAQ:OINK) ("Tianli" or the "Company"), a leading producer of breeder hogs, market hogs and black hogs headquartered in Wuhan City, China, today announced its financial results for the third quarter ended September 30, 2013.

Mrs. Hanying Li, Chairwoman and CEO of Tianli Agritech, Inc. commented, "On the back of a gradual recovery of pork prices and strong growth momentum for our black hog program and retail operations, we are very pleased to report our third quarter financial results that highlighted 33% top-line growth and the return to profitability after more than a year. Recently, we also regained compliance with the minimum bid price requirement of $1.00 per share for continued listing of our common stock on the Nasdaq Capital Market and completed a $3.2 million Private Placement with Mr. Wei Gong, a prominent investor and one of the pioneers of incubation centers in China. As we continue to advance our black hog program and expand our retail presence, we believe better days lie ahead of us. We want to thank our shareholders, many of whom have been with us since our IPO in 2010, for their continued patience and support."

Third Quarter 2013 Financial Results:

	For the Three Months Ended September 30,
($ thousands, except per share data)	2013	2012	% Change
Revenue	$8,728	$6,575	33%
Gross margin	10.4%	9.5%	9%
Operating margin	2.6%	-15.2%	NM
Net income (losses) for common hareholders	290	(1,125)	NM
Diluted earnings per share	0.03	(0.10)	NM

Revenue for the third quarter of 2013 increased by $2.15 million, or 33%, to $8.73 million from $6.57 million for the same period of 2012. This increase was primarily the result of selling more breeder hogs and market hogs as well as revenue contributed from retail operations resumed in April 2013. The Company sold a total of 37,616 breeder hogs, regular market hogs, black hogs and market hogs for processed pork with a blended average selling price of $232 per hog during the third quarter of 2013, compared to 29,702 hogs sold and a blended average selling price of $221 per hog for the same period of 2012. Revenue for the third quarter of 2013 from breeder hog sales increased 16% to $2.14 million with the number of breeder hogs sold increasing 19% to 7,605 hogs and the average selling price of breeder hogs decreasing 2% to $282 per hog. Revenue for the third quarter of 2013 from regular market hog sales increased 9% to $5.17 million as the number of regular market hogs sold grew 3% to 23,951 hogs and the average selling price of regular market hogs increased 6% to $216 per hog. We also sold 5,323 black hogs at an average selling price of $230 per hog, generating $1.23 million in revenue during the third quarter of 2013. We did not sell black hogs in the comparable period of 2012. We also generated $0.19 million in revenue from our retail operations during the third quarter of 2013.

	For the Three Months Ended September 30,
	2013			2012
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs	7,605	$282	$2,144	6,405	$289	$1,848
Market hogs- regular hogs	23,951	216	5,171	23,297	203	4,726
Market hogs- black hogs	5,323	230	1,225	-	-	-
Market hogs for processed pork	737	255	188	-	-	-
Total	37,616	232	8,728	29,702	221	6,575

Gross profit for the third quarter of 2013 was $0.90 million, compared to $0.62 million for the same period of last year. Gross margin was 10.4% and 9.5% for the third quarter of 2013 and 2012, respectively. The combination of a slight decrease in feed costs and a slight increase in blended average selling prices contributed to the year-over-year increase in gross margin. The gross margins for breeder hogs, regular market hogs, black hogs, and retail sales were 29%, 4%, 3% and 17% respectively. As a comparison, gross margins for breeder hogs and regular market hogs were 32% and 1%, respectively, for the same period of last year.

Selling, general and administrative expenses decreased by $0.95 million, or 59%, to $0.67 million for the third quarter of 2013. The decrease primarily reflects the non-cash expense of $1.1 million resulting from the issuance of 1 million shares to our marketing consultants and employees for black hog sales in the third quarter of 2012. There was no comparable expense in 2013.

Net Income from continuing operations for the third quarter of 2013 was $0.17 million, compared to a net loss of $1.13 million for the same period of 2012. The combination of an increase in revenue and a decrease in selling, general, and administrative expenses led to the return to profitability in the third quarter of 2013.

After allocating net income attributable to non-controlling interest, net income attributable to common shareholders for the third quarter of 2013 was $0.29 million, or $0.03 per diluted share. This compared to net loss attributable to common shareholders of $1.13 million, or a loss of $0.10 per diluted share for the same period of last year.

Nine Months Ended September 30, 2013 Financial Results:

Revenue for the nine months ended September 30, 2013 increased $3.29 million, or 17%, to $22.96 million from the same period of 2012. This increase was primarily the result of selling more breeder hogs and market hogs and revenue contributed from retail operations and sales of black hogs. The Company sold a total of 106,593 breeder hogs, regular market hogs, black hogs and market hogs for processed pork with a blended average selling price of $215 per hog during the nine month period ended September 30, 2013, compared to 84,831 hogs sold and a blended average selling price of $232 per hog for the same period of 2012. Revenue for the nine months ended September 30, 2013 from breeder hog sales increased 4% to $6.23 million with the number of breeder hogs sold increasing 15% to 23,013 hogs and the average selling price of breeder hogs decreasing 10% to $271 per hog. Revenue for the nine months ended September 30, 2013 from regular market hog sales increased 2% to $14.01 million as the number of regular market hogs sold grew 9% to 71,492 hogs and the average selling price of regular market hogs decreased 7% to $196 per hog. The decline in average selling prices of both breeder and regular market hogs was mainly due to market conditions. We also sold 11,136 black hogs with an average selling price of $223 per hog, generating $2.48 million in revenue during the nine months ended September 30, 2013. We did not sell black hogs in the comparable period of 2012. We also generated $0.24 million in revenue from retail operations during the nine months ended September 30, 2013.

	For the Nine Months Ended September 30,
	2013			2012
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs	23,013	$271	$6,230	20,057	$298	$5,976
Market hogs- regular hogs	71,492	196	14,006	64,777	211	13,697
Market hogs- black hogs	11,136	223	2,483	-	-	-
Market hogs for processed pork	952	252	240	-	-	-
Total	106,593	215	22,958	84,831	232	19,672

Gross profit for the nine months ended September 30, 2013 was $1.43 million, compared to $2.72 million for the same period of last year. Gross margin was 6% and 14% for the nine months ended September 30, 2013 and 2012, respectively. The impact of increased feed costs and reduced hog prices caused the significant decrease in gross margin. The gross margins for breeder hogs, regular market hogs, black hogs, and retail sales were 27%, -3%, 2% and 13% respectively. As a comparison, gross margins for breeder hogs and regular market hogs were 32% and 6%, respectively, for the same period of last year.

Selling, general and administrative expenses decreased by $0.36 million, or 13%, to $2.32 million for the nine months ended September 30, 2013 from $2.68 million for the same period of last year. The decrease was primarily a result of the one-time noncash stock-based selling expense incurred in 2012 partially offset by increased expenses of $0.27 million and an additional $0.70 million in administrative expenses from our black hog and retail operations.

Net loss from continuing operations for the nine months ended September 30, 2013 was $1.14 million, compared to $0.14 million for the same period of 2012. The increase in net loss was primarily the result of both increases in cost of goods sold and increases in feed costs in the first half of 2013, partially offset by the increase in our revenue and the decrease in our selling, general and administrative expenses, reflecting a one-time non-cash expense for stock-based compensation in 2012. After allocating net loss attributable to non-controlling interest, net loss attributable to common shareholders for the nine months ended September 30, 2013 was $0.82 million, or loss of $0.07 per diluted share. This compared to net loss attributable to common shareholders of $0.10 million, or loss of $0.01 per diluted share, for the same period of last year.

Financial Position

As of September 30, 2013, the Company had cash and cash equivalents of $5.71 million, compared to $7.48 million as of December 31, 2012. Working capital as of September 30, 2013 was $12.48 million as compared to $8.98 million at December 31, 2012. Cash flow from operations was $0.96 million and $4.73 million for the nine months ended September 30, 2013 and 2012, respectively.

Recent Developments

On November 6, 2013, the Animal Husbandry and Veterinary Bureau of Caidian District, Wuhan City, directed us to close our farm located in the Caidian District (the "8th Farm") by the end of 2013.  We were advised that all agricultural and manufacturing activities in the area of Dacha Lake in the Caidian District are being ordered to close as part of the government's effort to restore the lake to its natural condition.  Established in 2005, the 8th Farm is situated on approximately 13.18 acres of leased land with 24 buildings dedicated to hog rearing and 1 building for administration and employee housing. Year to date, we have sold 9,546 hogs from the 8th Farm. We are currently petitioning the Animal Husbandry and Veterinary Bureau of Caidian District to allow us operate the 8th Farm into 2014 for an orderly transfer of the breeding stock to our other hog rearing facilities and for an orderly liquidation of the remaining livestock.

On November 6, 2013, Mr. Yang Chen resigned from the Board of Directors of the Company.

On October 28, 2013, the Company issued and sold an additional 522,000 common shares at $1.16 per share for a total consideration of $605,520 to Mr. Wei Gong, a PRC citizen and a member of the Board of Directors. This was the balance of a previously announced Private Placement that raised an aggregate of $3.2 million for the Company. Mr. Wei Gong now owns a total of 2.76 million shares, or 19.77% of total shares outstanding.

On October 23, 2013, the Company dismissed RBSM LLP as its independent registered public accounting firm for the year ended December 31, 2013. On October 25, 2013, the Company engaged HHC, CPA as its independent registered public accounting firm for the year ended December 31, 2013. The dismissal and engagement were approved by the Audit Committee of the Company's Board of Directors.

On October 15, 2013, the Company received written notification from the NASDAQ Stock Market confirming that the Company has regained compliance with the minimum bid price requirement of $1.00 per share for continued listing of our common stock on the Nasdaq Capital Market.

On October 3, 2013, the Company announced that its operating subsidiary, Hubei Tianzhili Breeder Hog Co. Ltd., had signed one-year sales contracts with eight hotels and restaurants in Wuhan City, Hubei Province. Among the eight new customers for the Company's Tianli-Xiduhei™ black hog meat cuts are three hotels - WuLingNianDai, DongXin, and Citizen and five restaurants - NongJiaXiaoYuan, ChuYuWang, ShuiMoRenJia, CuiZhuYuan, and XiaXingTianXia.

On September 28, 2013, the Company entered into a subscription agreement with Wei Gong for the issuance and sale of 2.76 million shares of its common stock at a price of $1.16 per share ($3.2 million in the aggregate). 2.238 million shares were issued and sold on September 28, 2013.

On August 21, 2013, the Company announced that it had signed an agreement with WUSHANG MART to sell cuts of its Tianli-Xiduhei™ black hog meat through three of WUSHANG MART's retail outlets located in Wuhan City, Hubei province. WUSHANG MART is a supermarket chain with retail outlets across major cities in Hubei province and is a wholly owned subsidiary of Wuhan Department Store Group Co., Ltd. (ticker: 000501.SZ).

On August 5, 2013, the Company announced that it received Nasdaq's approval to transfer its listing from the Nasdaq Global Market to Nasdaq Capital Market. The Company was also granted an additional 180-Day extension, or until February 3, 2014, by Nasdaq to regain compliance with the Minimum Bid Price Rule.

On July 1, 2013, the Company announced that its subsidiary, Wuhan Fengze Agricultural Science and Technology Development Co. Ltd., signed a cooperation agreement with Shenzhen Investment Banking International Marketing Group to jointly develop a direct sales program for Tianli's branded black hog meat in Shenzhen and other cities in Guangdong Province.

Earnings Conference Call

Tianli will host an earnings conference call and live webcast covering its third quarter financial results at 8:00 a.m. EST on November 14, 2013, which is also 9:00 p.m. in Beijing on November 14, 2013. To attend the call, please use the information below for either dial-in access or webcast access. When prompted on dial-in, ask for "Tianli".

Conference Call
Date:	Thursday, November 14, 2013
Time:	8:00 am EST, U.S.
U.S. Dial-in:	+1 877-317-6789
International Dial-in:	+1 412-317-6789
Conference ID:	Tianli
Webcast Link:	http://services.choruscall.com/links/tianli131112.html

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the end of the live call through November 29, 2013. The audio replay can be accessed by dialing +1-877-344-7529 within the United States or +1-412-317-0088 internationally, and entering access ID No. 10036991.

About Tianli Agritech, Inc.

Tianli Agritech, Inc. is in the business of breeding, raising and selling breeder and market hogs in China and is developing a retail channel for its pork products including high-value, black hog meat. The Company is focused on growing high quality hogs for sale for breeding and meat purposes. The Company conducts genetic, breeding and nutrition research to steadily improve its production capabilities.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com
Web: http://www.weitian-ir.com

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$5,717,158	$7,477,205
Accounts receivable	305,606	158,047
Inventories	10,776,649	10,232,893
Advances to suppliers	62,903	189,094
Prepaid expenses	41,046	237,247
Restricted cash	651,848	793,512
Other receivables	1,202,739	208,325
Total Current Assets	18,757,949	19,296,323

Long-term prepaid expenses, net	1,620,803	1,681,488
Plant and equipment, net of accumulated depreciation	25,852,710	24,400,573
Construction in progress	16,296	1,655,901
Biological assets, net of accumulated amortization	3,724,362	4,357,846
Intangible assets, net	1,489,597	1,485,773

Total Assets	$51,461,717	$52,877,904

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$2,411,838	$7,101,935
Accounts payable and accrued payables	146,436	190,811
Other payables	3,593,704	2,893,332
Due to related party	128,380	125,842
Total Current Liabilities	6,280,358	10,311,920

Stockholders' Equity:
Common stock ($0.001 par value, 50,000,000 shares authorized, 13,442,000 shares and 11,194,000 shares issued and outstanding as of September 30, 2013 and December 31, 2012, respectively)	13,442	11,194
Additional paid in capital	17,487,902	14,888,470
Statutory surplus reserves	2,416,647	2,416,647
Retained earnings	20,757,563	21,582,277
Accumulated other comprehensive income	3,739,532	2,604,802
Stockholders' Equity - Tianli Agritech Inc. and Subsidiaries	44,415,086	41,503,390
Noncontrolling interest	766,273	1,062,594
Total Stockholders' Equity	45,181,359	42,565,984
Total Liabilities and Stockholders' Equity	$51,461,717	$52,877,904

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012

Sales	$8,728,050	$6,574,673	$22,958,392	$19,672,437
Cost of goods sold	7,824,400	5,953,024	21,525,720	16,947,240
Gross profit	903,650	621,649	1,432,672	2,725,197

Operating expenses:
General and administrative expenses	493,401	490,723	2,022,984	1,549,397
Selling expenses	179,173	1,131,133	299,423	1,132,386
Total operating expenses	672,574	1,621,856	2,322,407	2,681,783

Income (loss) from operations	231,076	(1,000,207)	(889,735)	43,414

Other income (expense):
Interest expense	(69,738)	(115,429)	(399,536)	(294,787)
Subsidy income	8,634	-	103,972	161,838
Other income (expense)	3,483	(9,570)	43,622	(52,516)
Total other expenses	(57,621)	(124,999)	(251,942)	(185,465)

Income (loss) before income taxes	173,455	(1,125,206)	(1,141,677)	(142,051)

Income taxes	-	-	-	-
Net income (loss) from continuing operations	173,455	(1,125,206)	(1,141,677)	(142,051)

Discontinued operations:
Gain from operations of discontinued component, net of taxes	-	-	-	39,179

Net income (loss)	173,455	(1,125,206)	(1,141,677)	(102,872)

Add:
Net loss attributable to the noncontrolling interests	116,574	-	316,963	-

Net income (loss) attributable to Tianli Agritech Inc. and Subsidiaries	290,029	(1,125,206)	(824,714)	(102,872)

Unrealized foreign currency translation adjustment attributable to Tianli Agritech Inc. and Subsidiaries	529,925	(64,111)	1,134,730	205,260

Comprehensive income (loss)	$819,954	$(1,189,317)	$310,016	$102,388

Earnings (losses) per share - basic and diluted:
Weighted-average shares outstanding, basic and diluted	11,204,000	10,968,333	11,198,444	10,412,778

Continuing operations - Basic & diluted	$0.03	$(0.10)	$(0.07)	$(0.01)
Discontinued operations -Basic & diluted	$-	$-	$-	$-

TIANLI AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,141,677)	$(142,051)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,438,385	2,138,097
Amortization of prepaid expenses	243,850	84,200
Bad debt expense	-	-
Stock-based compensation	5,600	1,146,030
Loss from disposal of construction in progress	-	49,299
Changes in operating assets and liabilities:
Accounts receivable	(141,546)	(59,837)
Inventories	(104,833)	47,047
Advances to suppliers	(50,055)	(30,356)
Prepaid expenses	-	(161,227)
Other receivables	(976,600)	(95,293)
Accounts payable and accrued payables	(48,884)	(25,055)
Other payables	736,817	1,627,446
Total adjustments	2,102,734	4,720,351
Net cash provided by operating activities from continuing operations	961,057	4,578,300
Net cash provided by operating activities from discontinued operations	-	154,042
Net cash provided by operating activities	961,057	4,732,342

CASH FLOWS FROM INVESTING ACTIVITIES
Cash collected from loan to An Puluo	-	1,109,614
Addition to construction in progress	-	(5,212,022)
Proceeds from disposal of construction in progress	-	509,430
Purchase of biological assets	(339,282)	(1,677,504)
Purchase of plant and equipment	(486,045)	(143,875)
Net cash used in investing activities	(825,327)	(5,414,357)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase at restricted cash	160,948	(39,629)
Proceeds from new shares issuance	2,596,080	-
Repayment of short-term loans	(5,592,931)	(3,170,326)
Proceeds from short-term loans	772,549	4,755,489
Net cash provided by (used in) financing activities	(2,063,354)	1,545,534

EFFECT OF EXCHANGE RATE CHANGES ON CASH	167,577	170,249

NET INCREASE (DECREASE) IN CASH	(1,760,047)	1,033,768

CASH, BEGINNING OF YEAR	7,477,205	6,507,742

CASH, END OF PERIOD	$5,717,158	$7,541,510

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$343,832	$312,157
Income tax paid	$-	$-